Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155420 on Form F-3 of our reports dated July 28, 2011, relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the restatement of the parenthetic note to Trading account assets in the consolidated balance sheet at March 31, 2010 as discussed in Note 8 to the consolidated financial statements, (ii) the restatements of certain information in the disclosures of pledged assets and collateral, regulatory capital requirements, and variable interest entities as discussed in Notes 8, 19 and 23 to the consolidated financial statements, and (iii) the changes in methods of accounting for (a) defined benefit pension and other post retirement plans (measurement date provision), (b) fair value measurements, (c) fair value option for financial assets and financial liabilities, (d) noncontrolling interests, (e) other-than-temporary impairments on investment securities, and (f) consolidation of variable interest entities, as described in Note 1 to the consolidated financial statements), and the effectiveness of MUFG’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of MUFG for the year ended March 31, 2011.

/s/ Deloitte Touche Tohmatsu LLC

DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

July 28, 2011